Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Noble Corporation of our report dated February 29, 2008, except Note 19, for which the date is November 10, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated November 18, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 18, 2008